EXHIBIT 11.0 - Computation of Earnings Per Share

                                             Three Months      Nine Months
                                                Ended             Ended
                                               9/30/96           9/30/96
                                             ------------      ----------
     Net Income                              $  107,460        $2,134,905
                                             ==========        ==========

     Weighted average shares outstanding      2,606,735         2,649,726

     Common stock equivalents due to
      dilutive effect of stock options          213,186           205,969
                                             ----------        ----------
     Total weighted average common shares
      and equivalents outstanding             2,819,921         2,855,695
                                             ==========        ==========

     Primary earnings per share              $     0.04        $     0.75
                                             ==========        ==========
     Total weighted average common shares
      and equivalents outstanding for
      primary computation                     2,819,921         2,855,695

     Additional  dilutive shares using the
      end of period market value versus
      the average market value when
      applying the treasury stock method             92 *           7,309 *
                                             ----------        ----------
     Total weighted average common shares
      and equivalents outstanding for
      fully diluted computation               2,820,013         2,863,004
                                             ==========        ==========

     Fully diluted earnings per share        $     0.04        $     0.75
                                             ==========        ==========

* If average share price is greater than ending price, the average price for both primary and fully diluted is used for the calculation.


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